Exhibit 99.2(t)(v)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF Rights to Purchase COMMON SHARES1
(to Prospectus dated                , 2025)

[•] Shares

abrdn World Healthcare Fund

Issuable Upon the Exercise of

Subscription Rights to Acquire Common Shares

abrdn World Healthcare Fund (the “Fund”) is a diversified, closed-end management investment company.

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its shareholders of record as of the close of business on        (the “Record Date”) entitling the holders of these Rights to subscribe (the “Offer”) for an aggregate of        common shares of beneficial interest, par value $0.01 per common share (the “Common Shares”). The holders of Common Shares (the “Common Shareholders”) of record on the Record Date (“Record Date Shareholders”) will receive one Right for each outstanding Common Share owned on the Record Date. The Rights entitle the holders to purchase one new Common Share for every        Rights held (1 for        ), and Common Shareholders of record who fully exercise their Rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional Common Shares covered by any unexercised Rights. Any Record Date Shareholder that owns fewer than        Common Shares as of the close of business on the Record Date is entitled to subscribe for one full Common Share in the Offer.

The Fund’s outstanding Common Shares are, and the Common Shares issued pursuant to the exercise of the Rights will be, listed on the New York Stock Exchange (“NYSE”). The Fund’s Common Shares trade under the symbol “THW.” [The Rights are transferable and will be admitted for trading on the NYSE under the symbol        during the course of the Offer.] See “The Offer” for a complete discussion of the terms of the Offer.

The Offer will expire at                , New York City time, on          , unless extended as described in this Prospectus Supplement (the “Expiration Date”). The subscription price per Common Share (the “Subscription Price”) will be determined based upon [ ].

Rights holders will not know the Subscription Price at the time of exercise and will be required initially to pay for both the Common Shares subscribed for pursuant to the primary subscription and, if eligible, any additional Common Shares subscribed for pursuant to the over-subscription privilege at the estimated Subscription Price of $                per Common Share and, except in limited circumstances, will not be able to rescind their subscription.

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

The NAV of the Fund’s Common Shares at the close of business on        was $        and the last reported sale price of a Common Share on the NYSE on that date was $        , representing a discount to NAV of        %.

Investing in the Fund’s Common Shares involves certain risks. See “Risk factors” on page [ ] of the accompanying Prospectus and “                        ” on page         of this Prospectus Supplement.

In addition, you should consider the following:

•	Upon completion of the Offer, Common Shareholders who do not fully exercise their Rights will own a smaller proportional interest in the Fund than if they exercised their Rights, which will proportionately decrease the relative voting power of those Common Shareholders.

•	In addition, if the Subscription Price is less than the NAV as of the Expiration Date, the completion of the Offer will result in an immediate dilution of NAV for all Common Shareholders (i.e., will cause the NAV of the Fund to decrease) and may have the effect of reducing the market price of the Fund’s Common Shares. It is anticipated that the existing Common Shareholders will experience immediate dilution even if they fully exercise their Rights. Such dilution is not currently determinable because it is not known how many Common Shares will be subscribed for, what the NAV or market price of the Fund’s Common Shares will be on the Expiration Date or what the Subscription Price per Common Share will be. However, assuming full exercise of the Rights being offered at the Subscription Price and assuming that the NAV per Common Share on the Expiration Date was $ (the NAV per Common Share as of ), it is estimated that the per share dilution resulting from the Offer would be $ , or %. Any such dilution will disproportionately affect non-exercising Common Shareholders. If the Subscription Price is substantially less than the current NAV, this dilution could be substantial. The distribution to Common Shareholders of transferable Rights, which themselves have intrinsic value, will afford non-participating Common Shareholders of record on the Record Date the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the Offer.

•	There can be no assurance that a market for the Rights will develop or, if such a market develops, what the price of the Rights will be. See “The Offer — Dilution and Effect of Non-Participation in the Offer” beginning on page [ ] of this Prospectus Supplement.

•	All costs of the Offer will be borne by the Fund, and indirectly by current Common Shareholders whether they exercise their Rights or not.

•	Except as described herein, Rights holders will have no right to rescind their subscriptions after receipt of their payment for Common Shares by the subscription agent for the Offer.

•	The Fund has declared a monthly distribution payable on with a record date of , which will not be payable with respect to Common Shares issued pursuant to the Offer. The Fund also expects to declare a monthly distribution to Common Shareholders payable on or about with a record date on or about , which will not be payable with respect to Common Shares that are issued pursuant to the Offer after such record date.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share		Total
Estimated Subscription Price	$	[•]	$	[•]
Estimated Sales Load	$	[•]	$	[•]
Proceeds, before expenses, to the Fund(1)	$	[•]	$	[•]

(1)	Estimated on the basis of [ ].

(2)	, the dealer manager for the Offer (the “Dealer Manager”), will receive a fee from the Fund for its financial structuring and solicitation services equal to % of the Subscription Price per Common Share issued pursuant to the Offer (including pursuant to the over-subscription privilege), which is estimated to be $ in total and $ per Common Share (assuming the Rights are fully exercised at the estimated subscription price). The Dealer Manager will reallow a part of its fees to other broker-dealers that have assisted in soliciting the exercise of Rights. The Dealer Manager fee will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights. See “Distribution Arrangements” and “Compensation to Dealer Manager.”

(3)	Before deduction of expenses associated with the Offer incurred by the Fund, estimated at $ (or $ per Common Share), including an aggregate of up to $ to be paid to the Dealer Manager as reimbursement for its expenses and up to $ of expenses paid by the Fund relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer by the Dealer Manager, Selling Group Members (as defined below), Soliciting Dealers (as defined below) and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers, and other expenses of issuance and distribution (including registration, filing and listing fees and legal and accounting fees and expenses), estimated to be $ . After deduction of such offering expenses, the per Common Share and total dollar amount of proceeds to the Fund are estimated at $ and $ , respectively. The expenses associated with the Offer are paid by the Fund and indirectly by the Common Shareholders, including those who do not exercise their Rights, and will immediately reduce the NAV of each outstanding Common Share.

(4)	Funds received by check or money order prior to the final due date of the Offer will be deposited into a segregated account pending proration and distribution of Common Shares. The subscription agent may receive investment earnings on the funds deposited into such account.

(5)	Assumes all Rights are exercised at the estimated Subscription Price. All of the Rights offered may not be exercised.

This Prospectus Supplement is dated

Investment Objective. The Fund’s investment objective is to seek current income and long-term capital appreciation.

Principal Investment Strategies. Under normal market conditions, the Fund expects to invest at least 80% of its Managed Assets in U.S. and non-U.S. companies engaged in the healthcare industry including equity securities and debt securities. “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes). The Fund’s 80% policy may only be changed with 60 days’ prior notice to the Fund’s shareholders. The Fund will concentrate its investments in the healthcare industries. No assurance can be given that the Fund will achieve its investment objective.

NYSE Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus Supplement will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “THW.” As of                 , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $         per Common Share, representing a [discount/premium] to net asset value of         %.

You should read this Prospectus Supplement, the accompanying Prospectus, and the documents incorporated herein or therein by reference, which contain important information about the Fund that you should know before deciding whether to invest, and retain them for future reference. A Statement of Additional Information, dated                , 2025 (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the SAI are part of a “shelf” Registration Statement that the Fund filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request free copies of the SAI, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at https://www.aberdeenthw.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities (including the Rights) trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “        ” in this Prospectus Supplement and the “Risk factors” section of the accompanying Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not and the underwriters have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Prospectus Supplement	Page
Prospectus Supplement Summary	1
Capitalization	6
The Offer	6
Distribution Arrangements	14
Use of Proceeds	16
Recent Developments	16
Tax Matters	16
Additional Information	16

Prospectus
About this Prospectus
Where you can find more information
Incorporation by reference
Summary of Fund expenses
The Fund at a glance
Financial highlights
Senior securities
The Fund
Use of proceeds
Description of Common Shares
Investment objective and principal investment strategy
Risk factors
Management of the Fund
Legal proceedings
Net asset value of Common Shares
Distributions
Tax matters
Closed-end fund structure
Dividend reinvestment and stock purchase plan
Description of capital structure
Plan of distribution
Custodian, dividend paying agent, transfer agent and registrar
Legal opinions
Independent registered public accounting firm
Table of contents for the statement of additional information

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, each dated                , 2025 (the “SAI”).

The Fund	abrdn World Healthcare Fund (the “Fund” or “we”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund was organized as a statutory trust under the laws of the State of Delaware on May 11, 2006.

Important Terms of the Offer

The Fund is issuing to Common Shareholders of record at the close of business on , the Record Date, one [transferable/non-transferable] Right for each whole Common Share held. Each Common Shareholder on the Record Date that continues to hold Rights and each other holder of the Rights is entitled to subscribe for one Common Share for every Rights held (1 for ). The Fund will not issue fractional Common Shares upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of , except that any Record Date Shareholder that owns fewer than Common Shares as of the close of business on the Record Date is entitled to subscribe for one full Common Share in the Offer. Record Date Shareholders who hold two or more accounts may not combine their fractional interests across accounts. Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders, except as described under "The Offer—Foreign Common Shareholders." We refer to a Rights holder's right to acquire during the subscription period at the Subscription Price one additional Common Share for every Rights held (or in the case of any Record Date Shareholder who owns fewer than Common Shares as of the close of business on the Record Date, the right to acquire one Common Share), as the “Primary Subscription.”

Rights holders may exercise Rights at any time after issuance on and prior to , New York City time, on , the Expiration Date, unless otherwise extended by the Fund (the “Subscription Period”). See “The Offer—Expiration of the Offer.” The Rights are transferable and will be admitted for trading on the NYSE under the symbol "THW RT" during the course of the Offer. See "The Offer—Transferability and Sale of Rights."

Common Shares of the Fund, as a closed-end fund, can trade at a discount to NAV. Upon exercise of Rights, Common Shares are expected to be issued at a price below NAV per Common Share.

An investor who acquires Common Shares in the Offer issued after the record date for a monthly dividend (if any) to be paid by the Fund will not receive such dividend. Therefore, an investor who acquires Common Shares in the Offer will not receive the Fund's dividend payable on to Common Shareholders of record at the close of business on and an investor who acquires Common Shares in the Offer issued after the record date for the Fund's dividend (which is expected to be ), if declared by the Board, will not receive such dividend.

Record Date Shareholders who fully exercise the Rights issued to them pursuant to the Offer (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) will be entitled to an over-subscription privilege under which they may subscribe for additional Common Shares at the Subscription Price. Any Common Shares made available pursuant to the over-subscription privilege are subject to allotment. See "The Offer—Over-Subscription Privilege."

In this Prospectus Supplement, we use the terms "Common Shareholders" to refer to any person that holds Common Shares, "Record Date Shareholders" to refer to those Common Shareholders that held their Common Shares on the Record Date and "Existing Rights Holders" to refer to those persons (i) that are Record Date Shareholders to whom the Rights were issued initially to the extent that a Record Date Shareholder continues to hold Rights and (ii) any subsequent transferees of the Rights that continue to hold the Rights.

Important Dates to Remember	Record Date Subscription Period* through Final Date Rights Will Trade Expiration Date*

Deadline for Subscription Certificates and Payment for Common Shares*†

Deadline for Notice of Guaranteed Delivery*†

Deadline for Payment Pursuant to Notice of Guaranteed Delivery*

Confirmation Mailed to Exercising Rights Holders

Final Payment for Common Shares Due**

* Unless the Offer is extended.

** Additional amount due (in the event the Subscription Price exceeds the estimated Subscription Price).

Subscription Price	[TO COME]

[Oversubscription Privilege

Record Date Shareholders who fully exercise all Rights initially issued to them (other than those Rights to acquire less than one Common Share, which cannot be exercised) are entitled to subscribe for additional Common Shares which were not subscribed for by other Record Date Shareholders at the same Subscription Price, subject to certain limitations and subject to allotment. This is known as the "over-subscription privilege" (the "Over-Subscription Privilege"). Investors who are not Record Date Shareholders, but who otherwise acquire Rights to purchase the Fund's Common Shares pursuant to the Offer (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Fund's Common Shares pursuant to the Over-Subscription Privilege. If sufficient Common Shares are available, all Record Date Shareholders' over-subscription requests will be honored in full. If these requests for Common Shares exceed the Common Shares available, the available Common Shares will be allocated pro rata among Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

Any Common Shares issued pursuant to the Over-Subscription Privilege will be Common Shares registered under the Prospectus Supplement.]

[Transferability and Sale of Rights

The Rights are transferable until the close of business on the last Business Day prior to the Expiration Date of the Offer and will be admitted for trading on the NYSE under the symbol during the course of the Offer.

The Offer may be terminated or extended by the Fund at any time for any reason before the Expiration Date. If the Fund terminates the Offer, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such Common Shareholders who had elected to exercise their Rights.

Trading in the Rights on the NYSE is expected to begin Business Days prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a "Business Day" shall mean any day on which trading is conducted on the NYSE. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders through their broker or financial advisor. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription, and any Record Date Shareholder who sells any Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) will not be eligible to participate in the Over-Subscription Privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the subscription certificates are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. The Rights are expected to begin trading ex-Rights Business Day prior to the Record Date.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold Common Shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege.

Record Date Shareholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves.

Subscription certificates evidencing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before , New York City time, on (or, if the subscription period is extended, on or before , New York City time, Business Days prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses.

Alternatively, the Rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single subscription certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a subscription certificate, properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the transferred Rights. See "The Offer—Transferability and Sale of Rights."

Offering expenses	The expenses of the Offer incurred by the Fund (and indirectly by all of the Fund's Common Shareholders, including those who do not exercise their Rights) are expected to be approximately $ , including partial reimbursement of the Dealer Manager for its expenses incurred in connection with the offering in an amount up to $ .

Use of proceeds	The net proceeds of the Offer, assuming all Common Shares offered hereby are sold at the estimated Subscription Price, are estimated to be approximately $ , after deducting the sales load and expenses associated with the Offer. The Advisers anticipate that investment of the net proceeds of the Offer in accordance with the Fund's investment objective and policies will take approximately [•] days after completion of the Offer. The Fund intends to use the proceeds of the Offer to make investments consistent with its investment objective. However, the investment of the net proceeds may take up to three months from completion of the Offer, depending on market conditions and the availability of appropriate securities. Pending such investment, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments. See "Use of Proceeds."

Restrictions on Foreign Common Shareholders

The Fund will not mail subscription certificates to Record Date Shareholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia). Subscription certificates will only be mailed to Record Date Shareholders whose addresses are within the United States (other than an APO or FPO address). Record Date Shareholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent in writing no later than Business Days prior to the Expiration Date. The Fund will determine whether the Offer may be made to any such Record Date Shareholder. The Offer will not be made in any jurisdiction where it would be unlawful to do so. If the Subscription Agent has received no instruction by the Business Day prior to the Expiration Date or the Fund has determined that the Offer may not be made to a particular Record Date Shareholder, the Subscription Agent will attempt to sell all of such Common Shareholder's Rights and remit the net proceeds, if any, to such Common Shareholder. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses.

The Subscription Agent will hold the Rights to which those subscription certificates relate for such Common Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights, subject to applicable law. If no instructions have been received by New York City time, on , Business Days prior to the Expiration Date (or, if the subscription period is extended, on or before Business Days prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to Foreign Common Shareholders. See "The Offer—Foreign Common Shareholders."

Distribution Arrangements

will act as Dealer Manager for the Offer. Under the terms and subject to the conditions contained in a Dealer Manager Agreement among the Fund, the Advisers and the Dealer Manager (the "Dealer Manager Agreement"), the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege (if any). The Offer is not contingent upon any number of Rights being exercised. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to % of the Subscription Price for each Common Share issued pursuant to the exercise of Rights (including pursuant to the Over-Subscription Privilege). The Dealer Manager will reallow a part of its fees to other broker-dealers that have assisted in soliciting the exercise of Rights. The Fund has also agreed to pay the Dealer Manager up to $ as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Offer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $ , incurred by the Dealer Manager, Selling Group Members (as defined below), Soliciting Dealers (as defined below) and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. The Fund and the Advisers have also agreed to indemnify the Dealer Manager against certain liabilities, including under the Securities Act of 1933, as amended (the "Securities Act"). The fees paid to the Dealer Manager will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise the Rights. All of the costs of the Offer will be borne by the Fund and indirectly by the Fund's Common Shareholders whether or not they exercise their Rights.

Prior to the expiration of the Offer, the Dealer Manager may purchase or exercise Rights during the Subscription Period at prices determined at the time of such exercise, which are expected to vary from the Subscription Price. See "The Offer—Distribution Arrangements" and "—Compensation to Dealer Manager."]

Information Agent

The Information Agent is . Under the terms and subject to the conditions contained in an Information Agent Agreement between the Fund and the Information Agent, the Information Agent will provide communication, dissemination and other related services in connection with the Offer. See "The Offer—Information Agent.

Risks	See “Risk factors” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Summary of Fund expenses

The purpose of the following table and the example below is to help you understand the fees and expenses that Common Shareholders would bear directly or indirectly. The expenses shown in the table under “Other expenses” are estimated for the current fiscal year ended [•]. The expenses shown in the table under “Interest expenses on bank borrowings” and “Total annual expenses” are estimated based on the Fund’s average net assets for the current fiscal year ended [•] of $[•]. The tables also reflect the estimated use of leverage by the Fund through bank borrowings representing in the aggregate [•]% of total assets (consistent with the percentage of leverage in place as of [•]) of the Fund’s total assets (including the assets subject to, and obtained with the proceeds of, such borrowings), and show Fund expenses as a percentage of net assets attributable to Common Shares. The table reflects the anticipated net proceeds of the Common Shares offered pursuant to this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase.

Common Shareholder transaction expenses
Sales load (as a percentage of offering price)(1)		--
Offering expenses Borne by the Fund (as a percentage of offering price)(2)		--
Dividend reinvestment and stock purchase plan fees (3)
Fee for Open Market Purchases of Common Shares	$	[ ] (per share)
Fee for Optional Shares Purchases	$	[ ] (max)
Sales of Shares Held in a Dividend Reinvestment Account	$	[ ] (per share) and $[ ] (max)

Annual expenses (as a percentage of net assets attributable to
Common Shares)
Advisory fee(4)	1.00%
Interest expenses on bank borrowings(5)	[•]	%
Other expenses	[•]	%
Total annual expenses	[•]	%

(1)            Represents the estimated commission with respect to the Common Shares being sold under this Prospectus Supplement and the accompanying

Prospectus. There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus, if any, may be less than as set forth under “Capitalization” below. In addition, the price per Common Share of any such sale may be greater or less than the price set forth under “Capitalization” below, depending on market price of the Common Shares at the time of any such sale.

(2)            Assumes the sale of Common Shares at a sales price per Common Share of $ , which represents the last reported sales price of the Common Shares on the NYSE on . There is no guarantee that there will be any sales of Common Shares under this Prospectus Supplement and the accompanying Prospectus. Actual sales, if any, of the Common Shares under this Prospectus Supplement and the accompanying Prospectus may be at a price greater or less than $ per Common Share, depending on the market price of the Common Shares at the time of any such sale.

(3)            You will pay a brokerage commission if you direct the Plan Agent to sell your Common Shares held in a dividend reinvestment account.

(4)            abrdn Inc. receives a fee, computed and payable monthly, equal when annualized to 1.00% of the average daily value of the Fund’s managed assets. The advisory fee percentage calculation assumes the use of leverage by the Fund as discussed in note (5). To derive the annual advisory fee as a percentage of the Fund’s net assets (which are the Fund’s total assets less of all the Fund’s liabilities), the Fund’s average Managed Assets for the period ended ____, were multiplied by the annual advisory fee rate and then divided by the Fund’s average net assets for the same period.

(5)            The percentage in the table is based on average total borrowings of $ (the balance outstanding under the Fund’s Revolving Credit Facility with the Bank of Nova Scotia (the “Revolving Credit Facility”) as of , representing approximately % of the Fund’s Managed Assets) and an average interest rate during the period ended , of . There can be no assurances that the Fund will be able to obtain such level of borrowing (or to maintain its current level of borrowing), that the terms under which the Fund borrows will not change, or that the Fund’s use of leverage will be profitable. The Fund currently intends during the next twelve months to maintain a similar proportionate amount of borrowings but may increase such amount to 33 1/3% of the average daily value of the Fund’s total assets.

Example

An investor would directly or indirectly pay the following expenses on a $1,000 investment in Common Shares, assuming a 5% annual return. This example assumes that (i) all dividends and other distributions are reinvested at NAV and (ii) the percentage amounts listed under “Total annual expenses” above remain the same in the years shown.

The example should not be considered a representation of future expenses or rate of return and actual Fund expenses may be greater or less than those shown.

1 Year		3 Years		5 Years		10 Years
$	[•]	$	[•]	$	[•]	$	[•]

CAPITALIZATION

The following table sets forth the audited capitalization of the Fund as of [•] and the as adjusted capitalization of the Fund assuming the issuance of [•] Common Shares offered in this Prospectus Supplement, including estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

	Actual as of [•]		As Adjusted as of [•]
Common Shareholders’ Equity:
Common Shares, par value $0.01 per share; [•] shares authorized (The “Actual” and “As Adjusted” columns reflect the [•] shares outstanding as of [•].)		[•]		[•]
Paid-in capital*		[•]		[•]
Total distributable loss		[•]		[•]
Net Assets	$	[•]	$	[•]

* As adjusted paid-in surplus reflects a deduction for estimated offering expenses of $[•] and underwriting discounts and commissions of $[•].

THE OFFER

Important Terms of the Offer

The Fund is issuing to Record Date Shareholders [transferable/non-transferable] Rights to subscribe for an aggregate of        Common Shares. Each Record Date Shareholder is being issued one [transferable/non-transferable] Right for each whole Common Share owned on the Record Date. The Rights entitle each Record Date Shareholder to acquire one Common Share at the Subscription Price for every        Rights held (1 for        ). Rights may be exercised at any time during the subscription period, which commences on        , the Record Date, and ends at        ., New York City time, on                , the Expiration Date, unless extended by the Fund.

[The Rights are transferable and will be admitted for trading on the NYSE under the symbol        during the course of the Offer. Trading in the Rights on the NYSE is expected to be conducted until the close of trading on the NYSE on the last Business Day prior to the Expiration Date. See “ — Transferability and Sale of Rights” below. The Fund’s outstanding Common Shares are, and the Common Shares issued pursuant to the exercise of the Rights will be, listed on the NYSE. The Fund’s Common Shares trade under the symbol “THW.” The Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders, except as described below under “ — Foreign Common Shareholders.”]

The Fund will not issue fractional Common Shares upon the exercise of Rights; accordingly, Rights may be exercised only in multiples of        , except that any Record Date Shareholder that owns fewer than        Common Shares as of the close of business on the Record Date is entitled to subscribe for one full Common Share in the Offer. Record Date Shareholders who hold two or more accounts may not combine their fractional interests across accounts.

[The Rights are transferable. Rights holders who are not Record Date Shareholders may purchase Common Shares in the Primary Subscription, but are not entitled to subscribe for Common Shares pursuant to the Over-Subscription Privilege. Record Date Shareholders and Rights holders who purchase Common Shares in the Primary Subscription and Record Date Shareholders who purchase Common Shares pursuant to the Over-Subscription Privilege are hereinafter referred to as “Exercising Rights Holders.”]

Common Shares not subscribed for during the Primary Subscription will be offered, by means of the Over-Subscription Privilege, to Record Date Shareholders who fully exercise the Rights issued to them pursuant to the Offer (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) and who wish to acquire more than the number of Common Shares they are entitled to purchase pursuant to the exercise of their Rights, subject to certain limitations and subject to allotment. Investors who are not Record Date Shareholders are not entitled to subscribe for any Common Shares pursuant to the Over-Subscription Privilege. See “ — Over-Subscription Privilege” below.

For purposes of determining the maximum number of Common Shares a Record Date Shareholder may acquire pursuant to the Offer, broker-dealers, trust companies, banks or others whose Common Shares are held of record by or by any other depository or nominee will be deemed to be the holders of the Rights that are issued to or the other depository or nominee on their behalf.

Rights may be exercised by completing a subscription certificate and delivering it, together with payment at the estimated Subscription Price, to the Subscription Agent. A Rights holder will have no right to rescind a purchase after the Subscription Agent has received a completed subscription certificate together with payment for the Common Shares offered pursuant to the Offer, except as provided under “ — Notice of NAV Decline.” Rights holders who exercise their Rights will not know at the time of exercise the Subscription Price of the Common Shares being acquired and will be required initially to pay for both the Common Shares subscribed for during the subscription period and, if eligible, any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege at the estimated Subscription Price of $        per Common Share. The Fund, not investors, will pay a sales load on the aggregate Subscription Price, which will ultimately be borne by all Common Shareholders, even those who do not exercise their Rights. For a discussion of the method by which Rights may be exercised and Common Shares paid for, see “The Offer — Methods for Exercising Rights,” “The Offer — Payment for Common Shares” and “Distribution Arrangements.”

There is no minimum number of Rights which must be exercised in order for the Offer to close. The Fund will bear the expenses of the Offer, which will be paid from the proceeds of the Offer. These expenses include, but are not limited to, the expenses of preparing and printing the prospectus for the Offer, the Dealer Manager fee, and the expenses of Fund counsel and the Fund’s independent registered public accounting firm in connection with the Offer.

An investor who acquires Common Shares in the Offer issued after the record date for a monthly dividend (if any) to be paid by the Fund will not receive such dividend. Therefore, an investor who acquires Common Shares in the Offer will not receive the Fund’s dividend payable on        to Common Shareholders of record at the close of business on        and an investor who acquires Common Shares in the Offer issued after the record date for the Fund’s                dividend (which is expected to be                ), if declared by the Board, will not receive such dividend.

The Fund has entered into the Dealer Manager Agreement, which allows the Dealer Manager to take actions to seek to facilitate the trading market for Rights and the placement of Common Shares pursuant to the exercise of Rights. Those actions are expected to involve the Dealer Manager purchasing and exercising Rights during the Subscription Period at prices determined at the time of such exercise, which are expected to vary from the Subscription Price. See “Distribution Arrangements” for additional information.

Subscription Price. [TO COME]

[Over-Subscription Privilege

Common Shares not subscribed for by Rights holders (the “Excess Common Shares”) will be offered, by means of the Over-Subscription Privilege, to the Record Date Shareholders who have fully exercised the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) and who wish to acquire more than the number of Common Shares they are entitled to purchase pursuant to the Primary Subscription. Investors who are not Record Date Shareholders, but who otherwise acquire Rights to purchase the Fund’s Common Shares pursuant to the Offer (e.g., Rights acquired in the secondary market), are not entitled to subscribe for any of the Fund’s Common Shares pursuant to the Over-Subscription Privilege.

Record Date Shareholders should indicate on the subscription certificate, which they submit with respect to the exercise of the Rights issued to them, how many Excess Common Shares they are willing to acquire pursuant to the Over-Subscription Privilege. If sufficient Excess Common Shares remain, all such Record Date Shareholders’ over-subscription requests will be honored in full. If requests from such Record Date Shareholders for Common Shares pursuant to the Over-Subscription Privilege exceed the Excess Common Shares available, the available Excess Common Shares will be allocated pro rata among Record Date Shareholders who oversubscribe based on the number of Rights originally issued to such Record Date Shareholders. The percentage of remaining Common Shares each over-subscribing Record Date Shareholder may acquire will be rounded down to result in delivery of whole Common Shares. The allocation process may involve a series of allocations to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised pursuant to the Primary Subscription and the number of Common Shares subscribed for pursuant to the Over-Subscription Privilege by such beneficial owner and that such beneficial owner’s Primary Subscription was exercised in full. Nominee Holder Over-Subscription Forms and Beneficial Owner Certification Forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates. Nominees should also notify holders purchasing Right in the secondary market that such Rights may not participate in the Over-Subscription Privilege.

The Fund will not offer or sell any Common Shares that are not subscribed for pursuant to the Primary Subscription or the Over-Subscription Privilege.]

Expiration of the Offer

The Offer will expire at        , New York City time, on        , the Expiration Date, unless extended by the Fund.

Rights will expire without value on the Expiration Date (including any extension); they may not be exercised thereafter. Any extension of the Offer will be followed as promptly as practicable by announcement thereof, and in no event later than        , New York City time, on the next Business Day following the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make such announcement, the Fund will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service or such other means of announcement as the Fund deems appropriate. The Fund may extend the Offer in its sole discretion for any reason, including as a result of a decline in the Fund’s NAV as described below in “ — Notice of NAV Decline.”

[Transferability and Sale of Rights

The Rights are transferable until the close of business on the last Business Day prior to the Expiration Date,        , and will be admitted for trading on the NYSE under the symbol        during the course of the Offer. We may, however, extend the expiration of the Offer.

The Offer may be terminated or extended by the Fund at any time for any reason before the Expiration Date. If the Fund terminates the Offer, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such Common Shareholders who had elected to exercise their Rights.

Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin        Business Days prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders through their broker or financial advisor. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription, and any Record Date Shareholder who sells any Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one Common Share) will not be eligible to participate in the Over-Subscription Privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the subscription certificates are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. The Rights are expected to begin trading ex-Rights Business Day prior to the Record Date.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold Common Shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any Over-Subscription Privilege.

Sales through the Subscription Agent and Dealer Manager. Record Date Shareholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves.

Subscription certificates evidencing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before        , New York City time, on        (or, if the subscription period is extended, on or before        , New York City time,        Business Days prior to the extended Expiration Date).

Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will attempt to sell such Rights, including by first offering such Rights to the Dealer Manager for purchase by the Dealer Manager at the then-current market price on the NYSE. The Subscription Agent will also attempt to sell any Rights attributable to Common Shareholders of record whose addresses are outside of the United States, or who have an APO or FPO address. The Subscription Agent will offer Rights to the Dealer Manager before attempting to sell them on the NYSE, which may affect the market price for Rights on the NYSE and reduce the number of Rights available for purchase on the NYSE.

If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within        Business Days of the sale.  All of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will be remitted by the Subscription Agent to the selling Record Date Shareholder(s) within        Business Days following the Expiration Date.

If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the selling Record Date Shareholders. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and  the proceeds of such open market sales will be remitted by the Subscription Agent to the selling Record Date Shareholder(s) within        Business Days following the Expiration Date.

The Subscription Agent will also attempt to sell (either to the Dealer Manager or in open market transactions as described above) all Rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the        Business Day prior to the Expiration Date. The Subscription Agent will hold the proceeds from those sales in an account segregated from the Subscription Agent’s own funds for the benefit of such non-claiming Record Date Shareholders until such proceeds are either claimed or revert to the state.

There can be no assurance that the Subscription Agent will be able to sell any Rights, and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights. If a Record Date Shareholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights, then the other broker-dealer or financial institution may charge a fee to sell the Rights.

For a discussion of actions that may be taken by the Dealer Manager to seek to facilitate the trading market for Rights and the placement of Common Shares pursuant to the exercise of Rights, including the purchase of Rights and the sale during the Subscription Period by the Dealer Manager of Common Shares acquired through the exercise of Rights and the terms on which such sales will be made, see “Distribution Arrangements.”

The Dealer Manager may also act on behalf of its clients to purchase or sell Rights in the open market and may receive commissions from its clients for such services. Holders of Rights attempting to sell any unexercised Rights in the open market through a broker-dealer other than the Dealer Manager may be charged a different commission and should consider the commissions and fees charged by the broker-dealer prior to selling their Rights on the open market. The Dealer Manager is not expected to purchase Rights as principal for its own account in order to seek to facilitate the trading market for Rights or otherwise. See “Distribution Arrangements” for additional information.

Other transfers.  The Rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single subscription certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred Rights. In such event, a new subscription certificate evidencing the balance of the Rights, if any, will be issued to the Record Date Shareholder or, if the Record Date Shareholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as set forth upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an eligible financial institution as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the standards and procedures adopted by the Fund.

Record Date Shareholders wishing to transfer all or a portion of their Rights should allow at least                Business Days prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by such new subscription certificate to be exercised or sold by each recipient thereof prior to the Expiration Date. Neither the Fund, the Subscription Agent nor the Dealer Manager shall have any liability to a transferee or transferor of Rights if subscription certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by the Subscription Agent and Dealer Manager (which will be paid by the Fund), the transferor of the Rights shall be responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of Rights. None of the Fund, the Subscription Agent or the Dealer Manager will pay such commissions, fees or expenses. Investors who wish to purchase, sell, exercise or transfer Rights through a broker, bank or other party should first inquire about any fees and expenses that the investor will incur in connection with the transaction.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Primary Subscription and Over-Subscription Privilege may be effected through, the facilities of or through the Subscription Agent. Eligible Record Date Shareholders may exercise the Over-Subscription Privilege in respect of exercised Rights by properly executing and delivering to the Subscription Agent, at or prior to        , New York City time, on the Expiration Date, a Nominee Holder over-subscription certificate or a substantially similar form satisfactory to the Subscription Agent, together with payment of the Subscription Price for the number of Common Shares for which the Over-Subscription Privilege is to be exercised.

Additional information on the transferability of Rights.  The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase Common Shares at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional Rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by shareholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.]

Methods for Exercising Rights

Rights may be exercised by completing and signing the subscription certificate that accompanies this Prospectus Supplement and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full for the Common Shares at the Subscription Price by the Expiration Date.

Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, (1) to deliver a Notice of Guaranteed Delivery along with payment of the shares prior to        , New York City time, on the Expiration Date and (2) to guarantee delivery of a properly completed and executed subscription certificate pursuant to a Notice of Guaranteed Delivery by the close of business on the        Business Day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the Subscription Agent prior to        , New York City time, on or before the Expiration Date (unless payment is effected by means of a Notice of Guaranteed Delivery set forth under “ — Payment for Common Shares” below) at the offices of the Subscription Agent at the address set forth above. Fractional Common Shares will not be issued upon the exercise of Rights.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the Subscription Price will be determined by the Fund, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. The Fund reserves the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of the Fund’s counsel, be unlawful.

See “Distribution Arrangements” for additional information regarding the purchase and exercise of Rights by the Dealer Manager.

Common Shareholders who are record owners. Exercising Rights Holders who are holders of record may choose either option set forth under “ — Payment for Common Shares” below. If time is of the essence, the Fund or the Advisers, in their sole discretion, may permit delivery of the subscription certificate and payment after the Expiration Date.

Record Date Shareholders whose Common Shares are held by a nominee. Record Date Shareholders whose Common Shares are held by a nominee, such as a bank, broker or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the subscription certificate on behalf of the Record Date Shareholder and arrange for proper payment by one of the methods set forth under “ — Payment for Common Shares” below.

Nominees.  Nominees, such as brokers, trustees or depositories for securities, who hold Common Shares for the account of others, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “ — Payment for Common Shares” below.

Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any Over-Subscription Privilege may be exercised with respect to any particular beneficial owner who is a Record Date Shareholder, as to the aggregate number of Rights exercised during the subscription period and the number of Common Shares subscribed for pursuant to the Over-Subscription Privilege by the beneficial owner, and that the beneficial owner exercised all Rights issued to it pursuant to the Offer.

Foreign Common Shareholders

Subscription certificates will not be mailed to Record Date Shareholders whose record addresses are outside the United States (for these purposes, the United States includes its territories and possessions and the District of Columbia) (the “Foreign Common Shareholders”). Subscription certificates will only be mailed to Record Date Shareholders whose addresses are within the United States (other than an APO or FPO address). Record Date Shareholders whose addresses are outside the United States or who have an APO or FPO address and who wish to subscribe to the Offer either in part or in full should contact the Subscription Agent in writing no later than        Business Days prior to the Expiration Date. The Fund will determine whether the Offer may be made to any such Record Date Shareholder. The Offer will not be made in any jurisdiction where it would be unlawful to do so. If the Subscription Agent has received no instruction by the        Business Day prior to the Expiration Date or the Fund has determined that the Offer may not be made to a particular Record Date Shareholder, the Subscription Agent will attempt to sell all of such Common Shareholder’s Rights and remit the net proceeds, if any, to such Common Shareholder. If the Rights can be sold, all of such sales will be deemed to have been effected at the weighted average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses.

The Subscription Agent will hold the Rights to which those subscription certificates relate for these Common Shareholders’ accounts until instructions are received to exercise, sell or transfer the Rights, subject to applicable law. If no instructions have been received by        , New York City time, on        ,        Business Days prior to the Expiration Date (or, if the subscription period is extended, on or before        Business Days prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent’s own funds pending distribution to each Foreign Common Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within        Business Days of the sale. All of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will then be remitted by the Subscription Agent to the Foreign Common Shareholder within        Business Days following the Expiration Date.

If the Dealer Manager declines to purchase the Rights of a Foreign Common Shareholder, the Subscription Agent will attempt to sell such Rights in the open market. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent’s own funds pending distribution to the Foreign Common Shareholders. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent during the Offer, less any applicable brokerage commissions, taxes and other expenses, and the proceeds will be remitted by the Subscription Agent to the Foreign Common Shareholders within Business Days following the Expiration Date.

There can be no assurance that the Subscription Agent will be able to sell any Rights, and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights.

Notice of NAV Decline

The Fund, as required by the SEC’s registration form, will suspend the Offer until it amends this Prospectus Supplement if, subsequent to the effective date of the Registration Statement, of which this Prospectus Supplement is a part, the Fund’s NAV declines more than 10% from its NAV as of that date. Accordingly, the Expiration Date would be extended and the Fund would notify Record Date Shareholders of the decline and permit Exercising Rights Holders to cancel their exercise of Rights.

Subscription Agent

The Subscription Agent is                . Under the terms and subject to the conditions contained in a Subscription Agent Agreement between the Fund and the Subscription Agent, the Subscription Agent in connection with the Offer will provide services related to the distribution of the subscription certificates and the issuance and exercise of Rights to subscribe as set forth therein. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $        , plus reimbursement for all out-of-pocket expenses related to the Offer.

Completed subscription certificates must be sent together with proper payment of the Subscription Price for all Common Shares subscribed for in the Primary Subscription and the Over-Subscription Privilege (for eligible Record Date Shareholders) to the Subscription Agent by one of the methods described below. Alternatively, Notices of Guaranteed Delivery may be sent by email to        to be received by the Subscription Agent prior to        New York City time, on the Expiration Date. The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to        , New York City time, on the Expiration Date or by the close of business on the        Business Day after the Expiration Date following timely receipt of a Notice of Guaranteed Delivery. See “ — Payment for Common Shares” below.

Subscription Certificate Delivery Method	Address/Number

By Notice of Guaranteed Delivery	Contact your broker-dealer, trust company, bank, or other nominee to notify the Fund of your intent to exercise, sell or transfer the Rights.

By First Class Mail Only (No Overnight /Express Mail)

By Express Mail or Overnight Courier

Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Information Agent

The Information Agent is                . Under the terms and subject to the conditions contained in an Information Agent Agreement between the Fund and the Information Agent, the Information Agent will provide communication, dissemination and other related services in connection with the Offer. The Information Agent will receive a fee estimated to be $        , plus reimbursement for its out-of-pocket expenses related to the Offer.

Any questions or requests for assistance concerning the method of subscribing for Common Shares or for additional copies of this prospectus or subscription certificates or Notices of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address listed below:

Common Shareholders may also contact their brokers or nominees for information with respect to the Offer.

Payment for Common Shares

Exercising Rights Holders may choose between the following methods of payment:

(1)  An Exercising Rights Holder may send the subscription certificate together with payment by personal check for the Common Shares acquired in the Primary Subscription and any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege (for eligible Record Date Shareholders) to the Subscription Agent based on the estimated Subscription Price of . To be accepted, the payment by personal check, together with a properly completed and executed subscription certificate, must be received by the Subscription Agent at one of the Subscription Agent’s offices set forth above, prior to        , New York City time, on the Expiration Date.

(2)  An Exercising Rights Holder may have a bank, trust company or NYSE member deliver a Notice of Guaranteed Delivery to the Subscription Agent by email or mail, along with payment of the full estimated Subscription Price for the Common Shares subscribed for in the Primary Subscription and any additional Common Shares subscribed for pursuant to the Over-Subscription Privilege (for eligible Record Date Shareholders) by        , New York City time, on the Expiration Date guaranteeing delivery of  a properly completed and executed subscription certificate. The Subscription Agent will not honor a Notice of Guaranteed Delivery unless a properly completed and executed subscription certificate is received by the Subscription Agent by the close of business on        or, if the Offer is extended, on the Business Day after the Expiration Date.

All payments by an Exercising Rights Holder must be in U.S. dollars by personal check drawn on a bank or branch located in the United States and payable to                . The Subscription Agent will deposit all funds received by it prior to the final payment date into a segregated account pending proration and distribution of the Common Shares. The Subscription Agent may receive investment earnings on the funds deposited into such account.

The method of delivery of subscription certificates and payment of the Subscription Price to the Fund will be at the election and risk of the Exercising Rights Holders, but if sent by mail, it is recommended that such Certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to        , New York City time, on the Expiration Date or the date guaranteed payments are due under a Notice of Guaranteed Delivery (as applicable). Because uncertified personal checks may take at least five Business Days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Within                Business Days following the Expiration Date (the “Confirmation Date”), the Subscription Agent will direct the Transfer Agent to send to each Exercising Rights Holder (or, if Common Shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee) a confirmation showing (i) the number of Common Shares purchased pursuant to the Primary Subscription; (ii) the number of Common Shares, if any, acquired pursuant to the Over-Subscription Privilege (for eligible Record Date Shareholders); (iii) the per Common Share and total purchase price for the Common Shares; and (iv) any additional amount payable to the Fund by the Exercising Rights Holder or any excess to be refunded by the Fund to the Exercising Rights Holder, in each case based on the Subscription Price as determined on the Expiration Date. If any Exercising Rights Holder, if eligible, exercises his right to acquire Common Shares pursuant to the Over-Subscription Privilege, any excess payment which would otherwise be refunded to him will be applied by the Fund toward payment for Common Shares acquired pursuant to the exercise of the Over-Subscription Privilege. Any additional payment required from an Exercising Rights Holder must be received by the Subscription Agent within                Business Days after the Confirmation Date. All payments by Rights holders must be in United States dollars by personal check drawn on a bank located in the United States of America and payable to                . Any excess payment to be refunded by the Fund to an Exercising Rights Holder will be mailed by the Subscription Agent to the Rights Holder as promptly as practicable.

Whichever of the two methods described above is used, issuance of the Common Shares purchased is subject to collection of checks and actual receipt of payment. The Subscription Agent will deposit all checks it receives prior to the final due date of this Offer into a segregated account pending proration and distribution of the Common Shares. The Subscription Agent may receive investment earnings on the funds deposited into such account. If an Exercising Rights Holder who subscribes for Common Shares pursuant to the Primary Subscription or Over-Subscription Privilege (for eligible Record Date Shareholders) does not make payment of any amounts due by the Expiration Date or the date guaranteed payments are due under a Notice of Guaranteed Delivery, the Subscription Agent reserves the right to take any or all of the following actions: (i) sell subscribed and unpaid-for Common Shares to other eligible Record Date Shareholders; (ii) apply any payment actually received by it from the Exercising Rights Holder toward the purchase of the greatest whole number of Common Shares which could be acquired by such Exercising Rights Holder upon exercise of the Primary Subscription and/or the Over-Subscription Privilege; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed for Common Shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund or the Adviser, each in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund or the Adviser determines in its sole discretion. The Subscription Agent and the Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Exercising Rights Holders will have no right to rescind their subscription after receipt of their payment for Common Shares by the Subscription Agent, except as provided above under “ — Notice of NAV Decline.”

DISTRIBUTION ARRANGEMENTS

[        will act as Dealer Manager for the Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Advisers, the Dealer Manager will provide financial structuring and solicitation services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. The Offer is not contingent upon any number of Rights being exercised. The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a “Selling Group Member” and collectively the “Selling Group Members”), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Common Shares purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a “Soliciting Dealer” and collectively the “Soliciting Dealers”) to solicit the exercise of Rights. See “Compensation to Dealer Manager” for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Offer.

The services provided by the Dealer Manager differ from those provided by the Adviser in that the Adviser acts as the investment adviser for the Fund and manages the investment and reinvestment of the Fund’s assets in accordance with the Fund’s investment objectives and policies and limitations, and generally manages the day-to-day business and affairs of the Fund. The Adviser has not been retained by the Fund to manage a rights offering; instead, given the complexities of the transaction, the Fund believes that the retention of the Dealer Manager will be beneficial.

The Fund and the Advisers have agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Common Shares acquired through exercising the Rights at prices that may be different from the market price for such Common Shares or from the price to be received by the Fund upon the exercise of Rights. The Dealer Manager is authorized to buy and exercise Rights (for delivery of Common Shares prior to the expiration of the Offer), including unexercised Rights of Record Date Shareholders whose record addresses are outside the United States held by the Subscription Agent for which no instructions are received, and to sell Common Shares to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time. In addition, the Dealer Manager has the right to buy Rights offered to it by the Subscription Agent from electing Record Date Shareholders, and the Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the resale of such Rights. See “ — Sales through the Subscription Agent” above for more information.

In order to seek to facilitate the trading market in the Rights for the benefit of non-exercising Common Shareholders, and the placement of the Common Shares to new or existing investors pursuant to the exercise of the Rights, the Dealer Manager Agreement provides for special arrangements with the Dealer Manager. Under these arrangements, the Dealer Manager is expected to purchase Rights on the NYSE. The number of Rights, if any, purchased by the Dealer Manager will be determined by the Dealer Manager in its sole discretion. The Dealer Manager is not obligated to purchase Rights or Common Shares as principal for its own account to facilitate the trading market for Rights or for investment purposes. Rather, its purchases are expected to be closely related to interest in acquiring Common Shares generated by the Dealer Manager through its marketing and soliciting activities. The Dealer Manager intends to exercise Rights purchased by it during the Subscription Period but prior to the Expiration Date. The Dealer Manager may exercise those Rights at its option on one or more dates, which are expected to be prior to the Expiration Date. The subscription price for the Common Shares issued through the exercise of Rights by the Dealer Manager prior to the Expiration Date will be        . The price and timing of these exercises are expected to differ from those described herein for the Offer. The Subscription Price will be paid to the Fund and the dealer manager fee with respect to such proceeds will be paid by the Fund on the applicable settlement date(s) of such exercise(s).

In connection with the exercise of Rights and receipt of Common Shares, the Dealer Manager intends to offer those Common Shares for sale to the public and/or through Selling Group Members it has established. The Dealer Manager may set the price for those Common Shares at any price that it determines, in its sole discretion. The Dealer Manager has advised that the price at which such Common Shares are offered is expected to be at or slightly below the closing price of the Common Shares on the NYSE on the date the Dealer Manager exercises Rights. No portion of the amount paid to the Dealer Manager or to a Selling Group Member from the sale of Common Shares in this manner will be paid to the Fund. If the sales price of the Common Shares is greater than the subscription price paid by the Dealer Manager for such Common Shares plus the costs to purchase Rights for the purpose of acquiring those Common Shares, the Dealer Manager will receive a gain.

Alternatively, if the sales price of the Common Shares is less than the Subscription Price for such Common Shares plus the costs to purchase Rights for the purpose of acquiring those Common Shares, the Dealer Manager will incur a loss. The Dealer Manager will pay a concession to Selling Group Members in an amount equal to approximately        %  of the aggregate price of the Common Shares sold by the respective Selling Group Member. Neither the Fund nor the Advisers has a role in setting the terms, including the sales price, on which the Dealer Manager offers for sale and sells Common Shares it has acquired through purchasing and exercising Rights or the timing of the exercise of Rights or sales of Common Shares by the Dealer Manager. Persons who purchase Common Shares from the Dealer Manager or a Selling Group Member will purchase Common Shares at a price set by the Dealer Manager, which may be more or less than the Subscription Price, based on the Formula Price mechanism through which Common Shares will be sold in the Offer, and at a time set by the Dealer Manager, which is expected to be prior to the Expiration Date, and will not have the uncertainty of waiting for the determination of the Subscription Price on the Expiration Date.

The Dealer Manager may purchase Rights as principal or act as agent on behalf of its clients for the resale of such Rights. The Dealer Manager may realize gains (or losses) in connection with the purchase and sale of Rights and the sale of Common Shares, although such transactions are intended by the Dealer Manager to facilitate the trading market in the Rights and the placement of the Common Shares to new or existing investors pursuant to the exercise of the Rights. Any gains (or losses) realized by the Dealer Manager from the purchase and sale of Rights and the sale of Common Shares are independent of and in addition to its fee as Dealer Manager. The Dealer Manager has advised that any such gains (or losses) are expected to be immaterial relative to its fee as Dealer Manager.

Since neither the Dealer Manager nor persons who purchase Common Shares from the Dealer Manager or Selling Group Members were Record Date Shareholders, they would not be able to participate in the Over-Subscription Privilege.

There is no limit on the number of Rights the Dealer Manager can purchase or exercise. Common Shares acquired by the Dealer Manager pursuant to the exercise of Rights acquired by it will reduce the number of Common Shares available pursuant to the over-subscription privilege, perhaps materially, depending on the number of Rights purchased and exercised by the Dealer Manager.

Although the Dealer Manager can seek to facilitate the trading market for Rights as described above, investors can acquire Common Shares at the Subscription Price by acquiring Rights on the NYSE and exercising them in the method described above under “Methods of Exercising of Rights.”

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Advisers and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.

The principal business address of the Dealer Manager is        .]

Compensation to Dealer Manager

Pursuant to the Dealer Manager Agreement, the Fund has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to        % of the Subscription Price for each Common Share issued pursuant to the Offer, including the Over-Subscription Privilege. The Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to        % of the Subscription Price for each Common Share issued pursuant to the Offer or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to        % of the Subscription Price for each Common Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Common Shares held by such Soliciting Dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.

The Fund has also agreed to pay the Dealer Manager up to $        as a partial reimbursement for its reasonable out-of-pocket expenses incurred in connection with the Offer.  The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $        , incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. No other fees will be payable by the Fund or the Advisers to the Dealer Manager in connection with the Offer.

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $[•], based on the public offering price of $[•] per share and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus under the heading “Investment objective and principal investment strategy.” It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objectives and policies within [•] months after the completion of the offering. Pending the full investment of the proceeds of an offering, it is anticipated that the net proceeds will be invested in fixed income securities and other permitted investments.

Recent developments

[TO COME, if any]

TAX matters

[TO COME]

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed on for the Fund by Dechert LLP. Certain legal matters will be passed on by             ,             ,             , as special counsel to the underwriters in connection with the offering of Common Shares.

ADDITIONAL INFORMATION

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein or therein by reference constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Rights offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

Free copies of the Fund’s Prospectus, SAI, reports and any incorporated information will also be available from the Fund’s website at https://www.aberdeenthw.com. Information contained on the Fund’s website is not considered to be a part of, nor incorporated by reference in, this Prospectus Supplement or the accompanying Prospectus.

Shares

abrdn World Healthcare Fund

Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT